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                               LICENSE AGREEMENT


     This LICENSE AGREEMENT (the "Agreement"), effective as of September 3, 1997 (the "Effective Date"), is made by and between SuperGen, Inc., a California corporation, with a principal place of business at Two Annabel Lane, Suite 220, San Ramon, California 94583 ("SuperGen," as further defined below), and The Stehlin Foundation for Cancer Research, a not-for-profit foundation, with a principal place of business at St. Joseph Medical Place, 1315 Calhoun, Suite 1818, Houston, Texas 77002 ("Stehlin," as further defined below), and its affiliate, SuperCampto Corporation, a Texas corporation, with a principal place of business at St. Joseph Medical Place, 1315 Calhoun, Suite 1818, Houston, Texas 77002.

                                   RECITALS

     A. Stehlin is the owner of certain intellectual property rights relating to ** (the "Compound," as further defined below).

     B. SuperGen desires to obtain, and Stehlin desires to grant SuperGen certain rights under such intelligent property to develop and commercialize products on the terms and conditions herein.

     NOW, THEREFORE, Stehlin and SuperGen agree as follows:


1.   DEFINITIONS

     1.1 "AFFILIATE" means any corporation or other entity which is directly or indirectly controlling, controlled by or under the common control with SuperGen. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

     1.2 "AVERAGE PRICE" shall mean the average of the closing prices of SuperGen's registered Common Stock at the close of business for the thirty
(30) trading days preceding the applicable date of issuance as quoted on the Nasdaq National Market, adjusted for any splits, conversions, or distributions of shares.

     1.3 "COMMON STOCK" shall mean common stock, par value $.001, of SuperGen.

     1.4 "COMPOUND" shall mean, **, including pharmacologically acceptable salts thereof and in any pharmaceutically acceptable dosage form.

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     1.5  "CONFIDENTIAL INFORMATION" shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is indicated as "Confidential" at the time or promptly after the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

     1.6 "DOMINATING PATENT" shall mean a patent that is owned by an unaffiliated third party covering Licensed Products made or sold by SuperGen or its Sublicensees under circumstances such that SuperGen or the Sublicensee has no commercially reasonable alternative to obtaining a royalty-bearing license under such patent in order to commercialize Licensed Products under this Agreement.

     1.7  "FIELD" shall mean all human medicinal uses.

     1.8 "JOINTLY OWNED PATENTS" shall mean any patent (including, without limitation, any inventor's certificate) and patent application in any country that claims a Joint Invention (as defined in Section 2.4), any substitution, division, continuation, continuation-in-part application thereof, and any reissue, reexamination, or extension or confirmation, registration, revalidation, or addition thereof.

     1.9 "KNOW-HOW" shall mean all Confidential Information and materials, including without limitation, instructions, processes, formulas, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information owned in whole or in part, or controlled by license, assignment, or otherwise by Stehlin as of the Effective Date or thereafter, useful for the development, manufacture, use, or sale of the Compound in the Field.

     1.10 "LICENSED PRODUCT" will mean any product containing the Compound whose manufacture, use, formulation or sale, including the regulatory approval to market thereof, which, but for an ownership interest in a Jointly Owned Patent and/or the rights granted herein, would constitute the misappropriation of a material part of the Know-How or infringe a Valid Claim in the country such product is made or sold. A material part of the Know-How in any country shall include any of the Know-How whose use could accelerate the regulatory approval in such country.

     1.11  "LICENSED TECHNOLOGY" shall mean the Know-How and Patent Rights.

     1.12 "NDA" means a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder.

     1.13 "NET SALES" means the gross revenues received from sales of Licensed Products to unaffiliated parties, made by SuperGen or its Affiliates and Sublicensees, less (i) normal and customary rebates, and cash and trade discounts, actually taken, (ii) sales, use and/or other excise taxes or duties actually paid, (iii) the cost of any packages and packing; (iv) shipping insurance costs and outbound transportation charges prepaid or allowed, (v) import and/or export duties actually paid, and (vi) amounts allowed or credited due to returns. **

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     **

     1.14 "PATENT RIGHTS" shall mean (i) those U.S. patent applications and patents listed in attached Exhibit A, and all foreign counterparts thereof;
(ii) any patent (including, without limitation, any inventor's certificate) and patent application in any country that is at any time owned, in whole or in part, or controlled by license, assignment, or otherwise by Stehlin, including the Jointly Owned Patents, which claim one or more inventions that are useful for the development, manufacture, use, or sale of the Compound, including, without limitation, any patent or patent application claiming a composition of matter containing the Compound; a process for making the Compound; or a method of using the Compound; (iii) any substitution, division, continuation, continuation-in-part application of (i) or (ii) above; and (iv) any patent (including, without limitation, any inventor's certificate) issuing in any country on any of the preceding, including, without limitation, any reissue, reexamination, or extension or confirmation, registration, revalidation, or addition.

      1.15 "STEHLIN" means The Stehlin Foundation for Cancer Research and SuperCampto Corporation.

      1.16  "SUPERGEN" means SuperGen, Inc. and its Affiliates.

      1.17 "SUBLICENSEE" means a third party to whom SuperGen has granted a license or sublicense under the Licensed Technology to make, have made, import, use, sell, offer for sale, or otherwise exploit a Licensed Product. As used in this Agreement, "Sublicensee" shall also include a third party to whom SuperGen has granted the right to distribute a Licensed Product, provided that such third party has the responsibility in whole or in part for marketing and/or promotion of the Licensed Product within the territory for which such distribution rights are granted.

      1.18 "TERRITORY" means worldwide, except that seven (7) years after the date of regulatory approval to market a licensed product in the United States, Territory shall exclude any country within the Excluded Countries (as defined below), in which SuperGen has not commenced efforts to seek regulatory approval in market in such country and Stehlin has appointed a Successor Licensee as provided under Section 4.10. The "Excluded Countries" are: Mexico, Canada, Spain, Japan, the United Kingdom, France, Italy and Germany.


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     1.19  "VALID CLAIM" means a claim of an issued and unexpired patent included within the Patent Rights except for a claim that has been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, or a claim which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

     1.20 "YEAR" means a twelve-month period beginning on either the first day of the calendar quarter in which SuperGen first sells a Licensed Product to the public or any yearly anniversary of such first day.

2.   JOINT DEVELOPMENT

     2.1  DEVELOPMENT PROGRAM.

          (a) GENERALLY. SuperGen will use commercially reasonable efforts to develop the Licensed Products and obtain regulatory approval for the Licensed Products ("Sponsored Research") in the Territory. Stehlin acknowledges and agrees that SuperGen may, at its sole discretion, enter into agreements with third parties with respect to the development of the Licensed Products.

          (b) COSTS. SuperGen shall bear its own costs incurred in connection with the performance of the Sponsored Research. SuperGen shall pay Stehlin the amounts set forth in Section 4.2 but otherwise Stehlin shall bear its own costs incurred in connection with the performance of the research activities that SuperGen requests and Stehlin agrees to undertake in connection with efforts to develop the Licensed Products.

          (c) ACKNOWLEDGMENT. The parties acknowledge that SuperGen's efforts may not result in the regulatory approval of Compound and hereby specifically disclaim any warranty that such regulatory approval will be achieved.

          (d) TERM. The Sponsored Research shall commence on the Effective Date and have a term established by the Committee (as defined in Section 2.2).

     2.2  DEVELOPMENT COMMITTEE.

          (a) COMPOSITION AND RESPONSIBILITY. The parties' performance of the development responsibilities hereunder shall be coordinated by a committee ("Committee") consisting of an equal number of employees of each of SuperGen and Stehlin; provided that SuperGen shall have the deciding vote in the event of any disagreement. Each party may replace its Committee representatives at any time, with written notice to the other party. Each representative of Stehlin and SuperGen, acting in good faith so as to advance the best interests of both parties, shall have one vote on the Committee, which vote may be cast by proxy. The responsibilities of the Committee shall include monitoring and overseeing development efforts and ensuring open and frequent exchange between the parties.

          (b) MEETINGS. During the term of this Agreement, the Committee shall meet on a periodic basis at such locations as each party shall select on an alternating basis with the other. With


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the consent of the parties, representatives of third parties may attend
Committee meetings as non-voting observers. Each party will be responsible for paying its own expenses in connection with the meetings of the Committee.

     2.3  RECORDS; EXCHANGE OF INFORMATION.

          (a) RECORDS. Stehlin shall maintain scientific records as will properly reflect all work done and results achieved in the performance of any development activities (including all data in the form required under any applicable governmental regulations.) During the term of this Agreement, and for three (3) years thereafter, Stehlin shall provide SuperGen with access to such records, upon request, during ordinary business hours, and the right to make copies thereof at no expense to Stehlin.

          (b) REPORTS. The Committee shall periodically while development activities are ongoing, request and the parties shall have the obligation to prepare and provide to the Committee written reports summarizing the progress of the work performed. Each party shall provide a final written report summarizing its development activities hereunder and the results thereof within sixty (60) days after the conclusion of all development efforts.

     2.4 INTELLECTUAL PROPERTY OWNERSHIP; LICENSE. Title to all Inventions (as defined below) and other intellectual property made solely by employees or consultants of Stehlin in connection with such activities shall be owned by Stehlin ("Stehlin IP"). Title to all Inventions and other intellectual property made solely by employees or consultants of SuperGen in connection with such activities shall be owned by SuperGen. Title to all Inventions and other intellectual property made jointly by employees or consultants of Stehlin and SuperGen in connection with such activities shall be jointly owned by Stehlin and SuperGen (each a "Joint Invention"). As used above, "Invention" means an invention or discovery relating to the Compound first conceived or reduced to practice pursuant to the parties' performance of the activities undertaken pursuant to this Agreement. Inventorship of Inventions shall be determined in accordance with the patent and other intellectual property laws of the United States. Ownership of inventions shall be determined in accordance with the ownership that would pertain in the United States based on inventorship of the patent as determined in accordance with U.S. patent laws.

3.   GRANT

     3.1 GRANT. Stehlin hereby grants to SuperGen an exclusive, royalty-bearing license under the Licensed Technology, with the right to grant and authorize sublicenses, to make, have made, import, have imported, use, sell, offer for sale and otherwise distribute and exploit the Licensed Products in the Field in the Territory.

     3.2 RETAINED RIGHTS. Stehlin shall retain the non-transferable right to practice the Licensed Technology solely for its non-commercial research purposes. Stehlin may not disclose the Know How to any third party, except to third parties that Stehlin has granted a license to distribute Licensed Products outside of the Territory and only if such third parties agree in writing in advance to maintain the confidentiality of such Know How.


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     3.3  DELIVERY OF KNOW-HOW.  At SuperGen's request at any time during the term of this Agreement, Stehlin shall promptly disclose and deliver to SuperGen the Know-How.

     3.4 JOINTLY OWNED PATENTS. Pursuant to Section 3.1, Stehlin may not grant any third party a license under a Jointly Owned Patent to make, have made, import, use, sell or otherwise distribute any product containing the Compound in the Field in the Territory. Subject to the remaining provisions of this Agreement, each party may license and otherwise exploit Jointly Owned Patents without accounting to the other party.

     3.5 RIGHT OF FIRST REFUSAL. In the event Stehlin elects to license any product (other than Licensed Products) in the Field for any uses that include pancreatic cancer or antineoplastic use, SuperGen shall have the right of first refusal with respect to obtaining from Stehlin a license under patents owned or controlled by Stehlin to market such product in the Field for such use or uses, to the extent provided in this paragraph. In particular, Stehlin shall notify SuperGen with respect to each such offer, shall provide SuperGen with a description of any such offer, and shall present SuperGen with a proposal for a license from Stehlin to SuperGen with respect to each such offer. If SuperGen exercises rights under this paragraph within thirty
(30) days of notification, both parties shall negotiate in good faith with respect to the offer for not more than thirty (30) days. If the parties have not come to a definitive agreement during such time or if SuperGen does not exercise its rights within thirty (30) days of notification. Stehlin may thereafter accept other offers on terms the same as or not materially different from the offer presented to SuperGen. **

4.   CONSIDERATION

     4.1 STOCK PAYMENT. In partial consideration for the license granted herein, on the date hereof, SuperGen shall pay two million and five hundred thousand dollars ($2,500,000) in shares of unregistered restricted Common Stock, valued at a per share purchase price equal to the Average Price (the "License Shares").

     4.2 MONTHLY PAYMENTS. During the term of this Agreement until the Final Month (as defined below) subject to the provisions of Section 14.4, SuperGen shall pay Stehlin ** per calendar month, according to the following schedule: (i) **, corresponding to the first consecutive six calendar months starting with the month of September ("Initial Month"), within seven (7) days after the Effective Date; and (ii) ** on or before the beginning of each calendar month following the initial six calendar months but preceding the calendar month ("Final Month") immediately following the earlier of the calendar month in which the FDA provides SuperGen with notice ("FDA Notice") that it has first

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approved the Compound for marketing or the forty eighth (48th) consecutive calendar month following the Initial Month.

     4.3 MILESTONE PAYMENTS. Within sixty (60) days after the achievement of the following milestones, SuperGen shall pay Stehlin as follows: (i) ** upon notification by the FDA of the acceptance of the first NDA filed for the Compound, and (ii) ** upon SuperGen's receipt of the FDA Notice (as defined in Section 4.2). Each of such payments shall be made in shares of unregistered restricted Common Stock at a per share purchase price equal to the Average Price (collectively, the "Milestone Shares" and together with the Licenses Shares, the "Shares").

     4.4 ROYALTIES. In consideration of the license granted herein, SuperGen shall pay to Stehlin or Stehlin's designee royalties on Net Sales as set forth below:

                      **

     4.5 ** OF MARKETING RIGHTS PAYMENTS. In addition to the royalties subject to Section 4.4 above, SuperGen shall pay to Stehlin ** of consideration received by SuperGen from sublicensees, joint venture partners, other marketing partners or like affiliated persons, in consideration for making marketing rights to Licensed Products available, whether by license or otherwise; provided, however, if SuperGen provides to any such person consideration in addition to such


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marketing rights as a part of an overall transaction in which such marketing rights are made available, then SuperGen shall determine the consideration for making such marketing rights available by deducting, from the total value of the consideration that it receives under the overall transaction, the fair market value attributable to any additional consideration provided by SuperGen, including but not limited to: (1) services to be performed by SuperGen (including research and development), (2) notes in exchange for debt financing, (3) the license of any technology or product other than a Licensed Product, (4) reimbursement for patent or other expenses, and (5) any equity interest in SuperGen. Consideration received by SuperGen in granting marketing rights as set forth under this Section 4.5 shall not be treated as "Net Sales" and shall not be subject to payment of royalties as provided in
Section 4.4. Consideration that is attributable to Net Sales on which royalties are paid under Section 4.4 shall not be included in the determination of consideration received by SuperGen in granting marketing rights under this Section 4.5. Payments made to Stehlin under this Section
4.5 shall be accompanied by a description of the basis on which the payment was calculated, including the basis on which any allocation was made as between Net Sales subject to royalty and consideration received by SuperGen in granting marketing rights. Except as otherwise provided in this Section 4.5, the provisions of Article VI relating to the payment of royalties shall apply MUTATIS MUTANDIS to the payments made under this Section 4.5. Any request for an audit with respect to a payment made by SuperGen based on marketing rights that it has granted must be made within one year from the date on which the payment for which the audit is requested was received by Stehlin. If the audit indicates an underpayment has been made and SuperGen disputes the correctness of the audit, the parties shall attempt an amicable resolution of the dispute. If none is reached, either party may request "baseball" arbitration under Article XII to select from between the last offer made to resolve the dispute by each of the parties.

     4.6 MINIMUM ROYALTY. In the event that the sum of the payments due under Sections 4.4 and 4.5 ("Actual Yearly Royalty") for any Year fails to exceed ** ("Minimum Royalty"), SuperGen shall pay to Stehlin the excess of the Minimum Royalty over the Actual Yearly Royalty. Such payment shall be made along with the payment due for the last calendar quarter of any such Year. In the event of any termination of this Agreement by SuperGen pursuant to Section 14.4, the Minimum Royalty due for the Year in which such termination occurs shall be equal to ** multiplied by a fraction, the numerator of which is the number of days that have elapsed between the first day of such Year and the effective date of termination, the denominator of which is the total number of days in such Year.

     4.7 COMBINATION PRODUCTS. In the event that a Licensed Product is sold in combination as a single product with an active ingredient other than the Compound, Net Sales from such sales for purposes of calculating the amounts due under Sections 4.4 and 4.5 above shall be as allocated between such Compound and such other active ingredient, based upon relative costs of active ingredients therein.

     4.8 ONE ROYALTY. No more than one royalty payment shall be due with respect to a sale of a particular Licensed Product. No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one Valid Claim. No royalty shall be payable under Section 4.4 above with respect to sales of Licensed Products among SuperGen and its Sublicensees or Affiliates, nor shall a royalty be payable under this Article 4 with respect to Licensed Products


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distributed free of charge for use in research and/or development, in clinical trials or as promotional samples.

     4.9 ROYALTY TERM. Royalties due under Article 4 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire issued Valid Claim covering such Licensed Product in such country or **, whichever is later.

     4.10 COMMERCIAL IMPRACTICABILITY; SUCCESSOR LICENSEE. In the event that SuperGen has not commenced efforts to seek regulatory approval in an Excluded Country within seven (7) years after the date of regulatory approval to market a Licensed Product in the United States, Stehlin shall have the right, subject to the provisions of this Section 4.10, to appoint itself or a third party as a licensee ("Successor Licensee") and grant licenses in such Excluded Country under the Licensed Technology. No such license may be granted, except following receipt of written notice to SuperGen of the appointment of a Successor Licensee. Notwithstanding Section 4.4, in the event that SuperGen reasonably believes that the royalty payments set forth in Section 4.4 above would make the sale of Licensed Products commercially impracticable in any country, it may notify Stehlin in writing, and in such event the parties shall negotiate in good faith a reduction in such payments. If such written notice states that the sale of Licensed Products is commercially impracticable in one of the Excluded Countries (as defined in Section 1.18), after 60 days from the date SuperGen sends Stehlin such written notice, Stehlin shall have the right to identify a Successor Licensee willing to pay royalties as set forth in Section 4.4, if SuperGen is unable or unwilling to market under royalties as negotiated herein. With respect to any Successor Licensee, any license granted by Stehlin to such Successor Licensee shall be subject to the provisions of Section 3.4 and, notwithstanding Article 8 or anything to the contrary herein, in no event may Stehlin disclose any of SuperGen's Confidential Information (as defined in Article 8) to such Successor Licensee. No license under any of SuperGen's intellectual property is granted by SuperGen to such Successor Licensee by implication, estoppel or otherwise.

     4.11 THIRD PARTY ROYALTY OFFSET. In the event that SuperGen enters into a license agreement with any third party with respect to a Dominating Patent or to avoid or settle a claim of infringement or misappropriation by a third party of any intellectual property right relating to SuperGen's practice of the Patent Rights, SuperGen may offset any payments made in accordance with such license agreements against any royalties owed Stehlin pursuant to Section 4.4 herein, up to a ** of the amounts due under such license agreement, but in no event may the reduction taken with respect to sales of Licensed Product in any country exceed more than ** of the royalties due Stehlin or its designee on annual Net Sales in such country, as calculated on the basis of the average royalty rate applicable to aggregate Net Sales less any reduction taken as described in Section 4.4.

5.   PAYMENTS

     5.1 PAYMENTS. SuperGen agrees to pay all royalties due to Stehlin within sixty (60) days after the last day of the calendar quarter in which they accrue.


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     5.2  CURRENCY; FOREIGN PAYMENTS.  All payments due hereunder shall be paid in United States dollars. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars reported by the Bank of America on the last business day of the calendar quarter to which such royalty payments relate.

     5.3 TAXES. Any income or other tax that must be withheld on behalf of Stehlin with respect to the royalties owed pursuant to this Agreement shall be deducted by SuperGen from the royalties prior to remittance. SuperGen shall on a country-by-country basis use diligent efforts to reduce the amount of tax withheld and SuperGen shall furnish to Stehlin evidence of any such taxes withheld.

6.   REPORTS AND RECORDS

     6.1  ROYALTY REPORTS.  SuperGen shall deliver to Stehlin within thirty
(30) days after the end of each calendar quarter in which Licensed Products are sold a report setting forth in reasonable detail the calculation of the royalties payable to Stehlin for such calendar quarter, including the Licensed Products sold in each country, the Net Sales thereof. Such reports shall be Confidential Information of SuperGen subject to Article 8 herein, except to the extent of the amounts due Stehlin as reported therein.

     6.2 INSPECTION OF BOOKS AND RECORDS. SuperGen shall maintain accurate books and records which enable the calculation of royalties payable hereunder to be verified. SuperGen shall retain the books and records for each quarterly period for seven (7) years after the submission of the corresponding report under Section 6.1 hereof. Upon thirty (30) days prior notice to SuperGen, independent accountants selected by Stehlin, reasonably acceptable to SuperGen, after entering into a confidentiality agreement with SuperGen, may have access to SuperGen's books and records to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of SuperGen's payments and compliance with this Agreement. The accounting firm shall report to Stehlin only whether there has been a royalty underpayment and, if so, the amount thereof. Such access shall be permitted during SuperGen's normal business hours during the term of this Agreement and for three (3) years after the expiration or termination of this Agreement. Any such inspection or audit shall be at Stehlin's expense, however, in the event an inspection reveals underpayment of ten percent (10%) or more in any audit period, SuperGen shall pay the costs of the inspection. In any event SuperGen shall promptly pay to Stehlin any underpayment with interest from the date such amount(s) were due, at the prime rate reported by the Chase Manhattan Bank, New York, New York.

7.   DILIGENCE

     SuperGen agrees to use commercially reasonable efforts to develop and commercialize the Licensed Products at such times and in those countries in the Territory in which SuperGen determines, in its sole discretion but acting in good faith, such activities to be commercially practicable. SuperGen (or its designees), shall be responsible for and control the development of Licensed Products, including, without limitation, toxicology, preclinical development, conduct of regulatory affairs and preparation

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and submission of regulatory filings, manufacturing and supply for preclinical, clinical, and commercial purposes, and all other activities relating to the clinical development and commercialization of each Licensed Product. For purposes of this Agreement, "commercially reasonable efforts" shall mean efforts at least equal to those exerted in connection with an internally developed SuperGen product at a like stage of development, with an advantage over its potential competitors that is similar to the advantage afforded by the Licensed Technology, and with similar potential commercial value. Prior to the time of NDA approval by the FDA of a Licensed Product, SuperGen shall provide to Stehlin a detailed summary of its market plans for such Licensed Product and the parties shall, at Stehlin's option, meet and review such plans. Such plans shall be updated and reviewed annually.

8.   CONFIDENTIALITY

     8.1 CONFIDENTIAL INFORMATION. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving party by competent proof that such Confidential Information:

          (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

          (iv) was independently developed by the receiving party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

          (v) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

     8.2 PERMITTED USE AND DISCLOSURES. SuperGen may disclose Stehlin's Confidential Information to third parties that assist SuperGen with respect to the development of Licensed Products provided that such third parties agree in writing to provisions no less protective of Stehlin than the provisions of this Article 8. Further, each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder (except as

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provided by Section 4.10), provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

     8.3 PUBLIC DISCLOSURES. Stehlin shall provide to SuperGen copies of any proposed publication or abstract relating to the Patent Rights or Jointly Owned Patents prior to submission of such documents. Proposed publications shall be supplied at least sixty (60) days in advance of submission to a journal, editor or other third party, and proposed abstract at least thirty
(30) days prior to such submission. In addition, the topic and contents of any proposed oral disclosures regarding the Patent Rights or Jointly Owned Patents which will be made to third persons by Stehlin shall be disclosed in writing to SuperGen at least thirty (30) days prior to any proposed oral presentation. SuperGen shall have thirty (30) days after receipt of such proposed publications and disclosures to review them. At SuperGen's request, Stehlin will delay submitting abstracts or manuscripts or making public presentations for up to ninety (90) days to allow for the filing of patent applications. Stehlin agrees that it will honor SuperGen's reasonable requests to remove the Confidential Information of SuperGen included in any such proposed public disclosure. Notwithstanding the above, in the event that Stehlin submits any manuscript subject to this Section 8.3 electronically or via an on-line filing, then each of the thirty (30) day periods set forth above shall be extended to sixty (60) days.

     8.4 CONFIDENTIAL TERMS. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a party's accountants, attorneys and other professional advisors. Notwithstanding the foregoing, promptly after the Effective Date, each party may issue a press release, describing the general nature of this Agreement, that is reasonably acceptable to the other party.

     8.5 KNOW-HOW. In no event may Stehlin disclose the Know-How to any third party except to a Successor Licensee (as defined in Section 4.10) who agrees in writing to terms and conditions no less protective of SuperGen than those set forth in this Article 8 as if such Know-How was SuperGen's Confidential Information.

9.   REPRESENTATIONS AND WARRANTIES

     9.1 STEHLIN. Stehlin represents and warrants that: (i) it is a not-for-profit foundation duly organized and validly existing and in good standing under the laws of the State of Texas, (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Stehlin; (iii) it is the sole and exclusive owner of all right, title and interest in the Patent Rights in existence as of the Effective Date and has the right to grant the rights and licenses granted herein; (iv) the Patent Rights are free and clear of any lien, encumbrance, security interest, or restriction of license, provided that the foregoing shall not be construed to be a representation or warranty that the manufacture, use or sale of Licensed Products will not infringe any third party patent; (v) to the best of

Stehlin's knowledge and belief, there are no threatened or pending actions, suits, investigations, claims or proceeding in any way relating the Licensed Technology; (vi) it has not previously, and will not at any time while SuperGen has exclusive rights in any country within the Territory according to the terms and conditions of this Agreement, grant any third party a license under the Licensed Technology to make, use or sell Licensed Products in the Field in such country; and (vii) to the best of Stehlin's knowledge and belief as of the Effective Date, the manufacture, use or sale of Licensed Products will not infringe any third party patent.

     9.2 ADDITIONAL STEHLIN REPRESENTATIONS AND WARRANTIES. In addition to the representations and warranties set forth in Section 9.1, Stehlin represents and warrants that:

          (a) EXPERIENCE. Stehlin is capable of evaluating the merits and risks of its investment in SuperGen and has the capacity to protect Stehlin's own interests.

          (b) ACCESS TO INFORMATION. Stehlin has received and had an opportunity to review SuperGen's Report on Form 10-K for the fiscal year ended December 31, 1996, Proxy Statement for the 1997 Annual Meeting of Shareholders, Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 1997 (collectively, the "Public Reports") and discuss SuperGen's business, management and financial affairs with SuperGen's management. Stehlin has also had an opportunity to ask questions of officers of SuperGen, which questions were answered to Stehlin's satisfaction.
Stehlin understands that such discussions, as well as any written information issued by SuperGen, including the Public Information, were intended to describe certain aspects of SuperGen's business and prospects but were not a thorough or exhaustive description.

          (c) INVESTMENT INTENT. Stehlin is purchasing the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. Stehlin understands that the Shares have not been registered under the Securities Act or other securities laws in reliance on specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of Stehlin investment intent as expressed herein.

          (d) REGISTRATION OR EXEMPTION REQUIREMENTS. Stehlin further acknowledges and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Stehlin understands that the certificate(s) evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless they are registered or such registration is not required.

          (e) RULE 144. Stehlin understands Rule 144 promulgated under the Securities Act permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the Shares, the availability of certain current public information about SuperGen, more than one year having elapsed between the resale and the date the security to be sold was last held by SuperGen or an affiliate of SuperGen, the sale being made through a "broker's transaction" or in transactions directly with a "market maker," and the number of shares being sold during any three-month period not exceeding specified limitations. Stehlin is further aware that Rule 144(k) permits persons who have not been affiliates of SuperGen for at least three months and whose shares have been beneficially owned by other than SuperGen or its affiliates for at least two years after full payment for such shares to sell such shares without regard to the current public information, manner of sale and volume limitations described above.

          (f) FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above or the limitations set forth in
Section 10.1, Stehlin further agrees that Stehlin shall in no event make any disposition of all or any portion of the Shares, unless and until (i) there is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement, (ii) the resale provisions of Rule 144(k) are available in the opinion of counsel to SuperGen or (iii) (A) Stehlin shall have notified SuperGen of the proposed disposition and shall have furnished SuperGen with a detailed statement of the circumstances surrounding the proposed disposition, (B) Stehlin shall have furnished SuperGen with an opinion of Stehlin's counsel to the effect that such disposition will not require registration of such stock under the Securities Act and (C) such opinion of Stehlin's counsel shall have been concurred with by counsel for SuperGen, which concurrence shall not be unreasonably withheld, and SuperGen shall have advised Stehlin of such concurrence.

          (g) BROKERS OR FINDERS. Stehlin has not engaged any brokers, finders, or agents, and SuperGen has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Stehlin, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby. In the event that the preceding sentence is in any way inaccurate, Stehlin agrees to indemnify and hold harmless SuperGen from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which SuperGen, or any of Stehlin's officers, directors, employees or representatives, is responsible.

     9.3 SUPERGEN. SuperGen represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of SuperGen; and (iii) the License Shares are and the Milestone Shares will be duly authorized, validly issued, fully paid and nonassessable.

     9.4 EFFECT OF REPRESENTATIONS AND WARRANTIES. It is understood that if the representations and warranties made by a party under this Article 9 are not true and accurate, and the other party incurs damages, liabilities, costs or other expenses as a result, the party making such representations and warranties shall indemnify and hold the other party harmless from and against any such damages, liabilities, costs or other expenses incurred as a result.

10.  COVENANTS

     Stehlin covenants and agrees that, notwithstanding anything in Article 9 to the contrary, it will not sell, transfer or otherwise dispose of its title to or interest in the Shares acquired pursuant to Article 4 for a period of eighteen (18) months from the applicable date of issuance of such Shares.

11.  PROSECUTION AND ENFORCEMENT

     11.1 SUPERGEN'S RESPONSIBILITIES. Stehlin shall be responsible, using patent counsel acceptable to SuperGen, for the preparation, filing, prosecution, and maintenance of the patent applications and patents within Licensed Technology to the extent such patents have issued before the Effective Date or such patent applications with an effective filing date in whole or in part before the Effective Date ("Initial Patents"). Except as set forth above and in subsection (a) below, SuperGen shall have the sole right (but not the obligation) to control the preparation, filing, prosecution and maintenance of the Patent Rights and all Jointly Owned Patents using patent counsel of its choice. Each party shall consult with the other party regarding the prosecution of any patent applications, by providing the other party a reasonable opportunity to review and comment on all proposed submissions to any patent office before submittal, and provided further that the prosecuting party shall keep the other party reasonably informed as to the status of such patent applications by promptly providing the other party with copies of all communications relating to such patent applications that are received from any patent office, including but not limited to notices of any interference, reissue, reexamination, opposition, or request for patent term extension. Each party shall cooperate with respect to the filing, prosecution and maintenance of patents performed by the other party.

          (a) FAILURE TO PROSECUTE. In the event that Stehlin declines to further prosecute and/or maintain any patent applications or patents that are Initial Patents, Stehlin shall provide SuperGen notice thereof at least thirty (30) days prior to the expiration of any non-extendable deadline relating to such activities, and SuperGen shall thereafter have the right to file, prosecute, and maintain such patent applications or patents, at its expense, using counsel of its choice. SuperGen shall have the right to offset such expenses against any amounts owed pursuant to Sections 4.4 or
4.5. Stehlin will cooperate with respect to such filing, prosecution and maintenance under this paragraph. In the event that SuperGen declines to further prosecute and/or maintain any patent applications or patents that SuperGen has the right to prosecute and maintain according to this Section 11.1, SuperGen shall provide Stehlin notice thereof at least thirty (30) days prior to the expiration of any non-extendable deadline relating to such activities, and Stehlin shall thereafter have the right to file, prosecute, and maintain such patent applications or patents, at its expense, using counsel of its choice.

     11.2 ENFORCEMENT. If either party hereto becomes aware that any Patent Rights or Jointly Owned Patents are being or have been infringed by any third party, such party shall promptly notify the other party hereto in writing describing the facts relating thereto in reasonable detail. SuperGen shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding (an "Action") with respect to such infringement, including any declaratory judgment action,

                                              REDACTED
                                              CONFIDENTIAL TREATMENT REQUESTED

at its expense, using counsel of its choice; provided, however, SuperGen shall be entitled to offset any amount expended in connection with such Action against up to ** of royalties due under Article 4 with respect to Net Sales in the country in which such infringement has taken place. Stehlin shall cooperate reasonably with SuperGen and/or join as a party plaintiff, at SuperGen's request, in connection with any such Action. Any amounts recovered from third parties in any such Action with respect to infringement of the Patent Rights shall be used first to reimburse Stehlin and SuperGen for their costs and expenses associated with such Action (including attorneys' and expert fees) and any remainder treated as Net Sales of Licensed Products pursuant to Section 4.4, such that Stehlin shall receive the applicable percentage set forth in Section 4.4. In the event SuperGen fails to initiate or defend any Action involving the Patent Rights within one hundred eighty (180) days of receiving notice of any commercially significant infringement, Stehlin shall have the right, but not the obligation, to initiate and control such an Action, and SuperGen shall cooperate reasonably with Stehlin, at Stehlin's request, in connection with any such Action. Any amounts recovered in such Action filed by Stehlin shall be used first to reimburse SuperGen and Stehlin for the expenses incurred in connection with such Action, and any remainder shall be split between SuperGen and Stehlin, with Stehlin receiving ** of such remainder and SuperGen shall receive ** of such remainder.

     11.3 INFRINGEMENT CLAIMS. If the practice by SuperGen of the license granted herein results in any allegation or claim of infringement of an intellectual property right of third party against SuperGen, SuperGen shall have the exclusive right to defend any such claim, suit or proceeding, at its own expense, by counsel of its own choice and shall have the sole right and authority to settle any such suit; provided, however, Stehlin shall cooperate with SuperGen, at SuperGen's reasonable request, in connection with the defense of such claim. SuperGen shall be entitled to offset any costs and expenses (including attorneys' and professional fees) incurred in connection with any such proceeding against any amounts it would otherwise owe Stehlin under Article 4, with respect to Net Sales in the country in which such infringement is alleged to have occurred, up to a maximum of ** of such amounts.

12.  ARBITRATION

     Stehlin and SuperGen agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the validity, enforceability, construction, performance or breach thereof, shall be settled by binding arbitration in Chicago, Illinois, United States of America, under the then-current Commercial Arbitration Agreement Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such Rules. The arbitrators shall determine what discovery will be permitted, based on the principle of limiting the cost and time which the parties must expend on discovery; provided, the arbitrators shall permit such discovery as they deem necessary to achieve an equitable resolution of the dispute. The decision and/or award rendered by the arbitrator shall be written, final and non-appealable and may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of any arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys' fees and expert fees.

13.  INDEMNIFICATION

     13.1 STEHLIN INDEMNITY. SuperGen shall indemnify, defend and hold harmless Stehlin and its directors, officers and employees (each a "Stehlin Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) (a "Liability") resulting from a claim, suit or proceeding brought by a third party against a Stehlin Indemnitee, arising from or occurring as a result of activities performed by SuperGen or its Affiliates, licensees, partners, joint venturers or distributors in connection with the development, manufacture or sale of any Licensed Product, except to the extent caused by the willful misconduct of a Stehlin Indemnitee or as otherwise provided by Section 9.4.

     13.2 SUPERGEN INDEMNITY. In the event that and to the extent that Stehlin appoints a Successor Licensee as provided under Section 4.10 and excluding claims for which SuperGen is required to indemnify Stehlin pursuant to Section 13.1, Stehlin shall indemnify, defend and hold harmless SuperGen and its directors, officers and employees (each a "SuperGen Indemnitee") from and against any and all Liabilities resulting from a claim, suit or proceeding brought by a third party against a SuperGen Indemnitee, arising from or occurring as a result of activities performed by Stehlin or its Affiliates, licensees, partners, joint venturers or distributors in connection with the development, manufacture or sale of any Licensed Product, except to the extent caused by the willful misconduct of a SuperGen Indemnitee or as otherwise provided by Section 9.4.

14.  TERM AND TERMINATION

     14.1 TERM. The term of this Agreement shall commence on the Effective Date, and unless earlier terminated as provided in Article 14, shall continue in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis until there are no remaining royalty payment obligations in a country, at which time the Agreement shall terminate in its entirety in such country provided that SuperGen shall have a perpetual, non-exclusive, royalty-free license under the Know-How, with the right to grant and authorize sublicenses, to make, have made, import, have imported, use, sell, offer for sale and otherwise distribute and exploit the Licensed Products in the Field in such country. As used in this Article 14, "termination" and all conjugates thereof means any termination or expiration of this Agreement.

     14.2 TERMINATION FOR CAUSE. If either party materially breaches this Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within thirty

(30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Article 12 of this Agreement. In such event, the nonbreaching party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the other party materially breached this Agreement, and the breaching party fails to cure such breach within ninety
(90) days after the conclusion of such arbitration proceeding.

     14.3 TERMINATION FOR INSOLVENCY. Either party may terminate this Agreement if the other becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition or the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

     14.4 PERMISSIVE TERMINATION. SuperGen may terminate this Agreement with respect to any country with sixty (60) days written notice to Stehlin, and agrees that upon such date of termination that it shall then and thereafter cease all manufacture, use, sale or development of Licensed Products in the Field in such country.

    14.5  EFFECT OF TERMINATION.

          (a) ACCRUED RIGHTS AND OBLIGATIONS. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

          (b) RETURN OF MATERIALS. Upon any termination of this Agreement, each party shall promptly return to the other party all Confidential Information received from the other party (except one copy of which may be retained for archival purposes).

          (c) STOCK ON HAND. In the event this Agreement is terminated for any reason, SuperGen and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement then on hand, subject to Articles 4 and 5, except to the extent of materials stockbilled in contemplation of termination.

          (d) SUBLICENSEES. In the event of any termination of this Agreement any sublicensees granted by SuperGen shall remain in full force and effect and shall be assigned by SuperGen to Stehlin provided that such sublicenses were entered into in good faith by SuperGen provided that such sublicenses contain terms and conditions no less protective of Stehlin than the terms and conditions set forth in Sections 13.1 (subject to Section 13.3), 14.2, 14.3, 14.5(a), 14.5(b), 14.5(c) and Articles 5 (with respect to royalties due under the sublicense), 6 (with respect to royalties due under the sublicense), 7, 8 and 15 and further provided that any per unit royalties set forth in such sublicenses were negotiated in good faith by SuperGen based upon SuperGen's expectation that it would be receiving such royalties.

          (e) USE OF DATA. In the event of any termination of this Agreement, SuperGen will negotiate in good faith to reach an agreement that allows Stehlin to use, for commercial purposes, data or other information related to the Licensed Products and generated pursuant to this Agreement. However, absent reaching such an agreement, Stehlin request "baseball" arbitration under Article XII to select from between proposed terms of Stehlin and proposed terms of SuperGen.

     14.6 SURVIVAL. Articles 8, 9, 10, 12, 13, 14 and 15 and Sections 2.3(a) and 3.4 of this Agreement shall survive termination of this Agreement for any reason. For purposes of clarification, SuperGen's unaccrued obligations under Sections 4.1, 4.2 and 4.3 shall terminate immediately upon termination of this Agreement for any reason except to the extent that Stehlin's rights to certain stock have accrued prior to such termination. For purposes of clarification, all provisions of Section 4.6 shall terminate immediately upon any termination of this Agreement except to the extent that SuperGen is required to pay a portion of the Minimum Royalty (as defined in Section 4.6) according to the terms and conditions of the last sentence in
Section 4.6.

15.  MISCELLANEOUS

     15.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of laws.

     15.2 INDEPENDENT CONTRACTORS. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

     15.3 ASSIGNMENT. The parties agree that their rights and obligations under this Agreement may not be delegated, transferred or assigned to a third party without prior written consent of the other party hereto except that SuperGen may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of SuperGen whether by merger, reorganization, acquisition, sale, or otherwise and Stehlin may assign this Agreement to a wholly-owned Affiliate. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

     15.4 RIGHT TO DEVELOP INDEPENDENTLY. Nothing in this Agreement will impair SuperGen's right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the Licensed Technology or to market and distribute Licensed Products or other products based on such other intellectual property and technology, except as otherwise explicitly provided in this Agreement.

     15.5 NOTICES. Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service (e.g., D.H.L.) at the address of each party below, or to such other address as either party may substitute by written notice. Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

     If to Stehlin:

     The Stehlin Foundation for Cancer Research
     St. Joseph Medical Place
     1315 Calhoun, Suite 1818
     Houston, Texas  77002
     Attn:  Robert F. Anderson, Executive Director

     with a copy to:

     Vinson & Elkins
     Suite 800, The Willard Office Building
     1455 Pennsylvania Avenue, N.W.
     Washington D.C. 20004-1008
     Attn: Robert A. Armitage


     If to SuperGen:

     SuperGen, Inc.
     Two Annabel Lane, Suite 220
     San Ramon, California  94583
     Attn:  Chief Financial Officer

     with a copy to:

     Wilson, Sonsini, Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, California 94304-1050
     Attn: John Roos

     15.6 FORCE MAJEURE. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

     15.7 COMPLIANCE WITH LAWS. Each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

     15.8 PATENT MARKING. SuperGen agrees to mark and have its Affiliates and sublicensees mark all Licensed Products they sell or distribute pursuant to this Agreement in accordance with the applicable statute or regulations in the country or countries of manufacture and sale thereof.

     15.9 LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE PROVIDED BY ARTICLE 13 OR SECTION 9.4, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

     15.10 FURTHER ASSURANCES. At any time or from time to time on and after the date of this Agreement, each party shall at the request of the other (i) deliver to the other party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the other party may reasonably deem necessary or desirable in order for the other party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

     15.11 SEVERABILITY. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

     15.12 MODIFICATION; WAIVER. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

     15.13 ENTIRE AGREEMENT. This Agreement including, its Exhibit, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto.

     15.14 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

     IN WITNESS WHEREOF, Stehlin and SuperGen have executed this Agreement by their respective duly authorized representatives.

SUPERGEN, INC.                              STEHLIN FOUNDATION
                                            FOR CANCER RESEARCH


By: /s/ Joseph Rubinfeld                    By: /s/ John S. Stehlin
    ------------------------------------        ------------------------------
   Joseph Rubinfeld, Ph.D.                      John S. Stehlin
   President and Chief Executive Officer        Scientific Director

                                            By: /s/ Robert F. Anderson
                                                ------------------------------
                                                Robert F. Anderson
                                                Executive Director

                                            By: /s/ Kim D. Wheless
                                                ------------------------------
                                                Kim D. Wheless
                                                Chairman of the Board

                                APPENDIX A: PATENTS

U.S. Patent No. 5,352,789, issued OCTOBER 4, 1994, and entitled: METHODS OF PURIFYING CAMPTOTHECIN COMPOUNDS

U.S. Patent No. 5,527,913, issued JUNE 18, 1996, and entitled: METHOD FOR PURIFYING CAMPTOTHECIN COMPOUNDS

U.S. Patent No. 5,552,154, issued SEPTEMBER 3, 1996, and entitled: METHOD FOR TREATING CANCER WITH WATER-INSOLUBLE S-CAMPTOTHECIN OF THE CLOSED LACTONE RING FORM AND DERIVATIVES THEREOF.

U.S. Patent No. 5,608,066, issued MARCH 4, 1997, and entitled: METHODS FOR PURIFYING CAMPTOTHECIN COMPOUNDS.

Allowed U.S. Patent Appln. Serial No. 08/474 764, filed JUNE 7, 1995, and entitled: METHOD FOR TREATING CANCER WITH WATER-INSOLUBLE S-CAMPTOTHECIN OF THE CLOSED LACTONE RING FORM AND DERIVATIVES THEREOF.

Pending U.S. Patent Appln. Serial No. (UNASSIGNED), filed AUGUST 8, 1997, (Rule 62 Cont. Appln. of USSN 08/470 427) entitled: METHODS FOR PURIFYING 20(S)-CAMPTOTHECIN

Pending U.S. Patent Appln. Serial No. 08/767,861, filed DECEMBER 17, 1996, entitled: A METHOD FOR TREATING CANCER WITH WATER-INSOLUBLE S-CAMPTOTHECIN OF THE CLOSED LACTINE RING FORM AND DERIVATIVES THEREOF.

Pending U.S. Patent Appln. Serial No. 08/713,392, filed SEPTEMBER 13, 1996, entitled: A METHOD FOR TREATING PANCREATIC CANCER IN HUMANS WITH
WATER-INSOLUBLE S-CAMPTOTHECIN OF THE CLOSED LACTONE RING FORM AND DERIVATIVES THEREOF.